Schedule 13G

CUSIP No. 903213106	Page 8 of 8

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Intrusion Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 19 day of June 2012.

GDG Green Dolphin, LLC

By:	/s/ Gregory D. Glyman
Name: Gregory D. Glyman Title: Manager

/s/ Gregory D. Glyman
Gregory D. Glyman